AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 1998
                                                    REGISTRATION NO. ___________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   Form S-3
                            REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                              PP&L RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

COMMONWEALTH OF PENNSYLVANIA                               23-2758192
(State or other jurisdiction                   (I.R.S. Employer Identification
of incorporation or organization)              Number)

                            TWO NORTH NINTH STREET
                        ALLENTOWN, PENNSYLVANIA  18101
                                 610/774-5151
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

               JOHN R. BIGGAR, SENIOR VICE PRESIDENT--FINANCIAL
                             PP&L RESOURCES, INC.
                            TWO NORTH NINTH STREET
                        ALLENTOWN, PENNSYLVANIA  18101
                                 610/774-5151
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the registrant shall determine based on market conditions and other factors.

                                   --------

   IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX.[X]


   IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX.[_]

   IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.[_]

   IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.[_]

   IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX.[_]

                                 CALCULATION OF REGISTRATION FEE
===========================================================================================================

                                                   PROPOSED          PROPOSED
                                                   MAXIMUM           MAXIMUM             AMOUNT OF
    TITLE OF EACH CLASS OF      AMOUNT TO BE    OFFERING PRICE      AGGREGATE          REGISTRATION
 SECURITIES TO BE REGISTERED     REGISTERED       PER UNIT(a)    OFFERING PRICE(a)          FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..     6,500,000         $22.875        $148,687,500            $43,863
============================================================================================================

(a) For the purpose of calculating the registration fee only. The price shown is based on the average of the high and low sales prices for the Common Stock on the New York Stock Exchange consolidated tape on March 20, 1998 in accordance with Rule 457(c).

(b) Pursuant to Rule 429, the form of Prospectus included in this Registration Statement also relates to 399,461 shares of Common Stock previously registered under the Registration Statement on Form S-3 (File No. 33-59405) of PP&L Resources, Inc. A filing fee of $6,465.52 was paid on December 21, 1995 in connection with said Registration Statement of which $3,443.63 relates to the 399,461 shares being carried forward.

                              PP&L RESOURCES, INC.

                           DIVIDEND REINVESTMENT PLAN


   The Dividend Reinvestment Plan ("Plan") of PP&L Resources, Inc. ("PP&L Resources") provides participants in the Plan with a convenient way of investing cash dividends and cash payments in additional shares of Common Stock of PP&L Resources.

   Participants in the Plan may:

   . have cash dividends on their Common Stock of PP&L Resources and their Preferred Stock of PP&L, Inc. ("PP&L") automatically reinvested.

   . invest optional cash payments on a monthly basis of up to $80,000 in a calendar year. Shares purchased with optional cash payments received by the 25th day of a month will be credited to a participant's account as of the first business day of the following month.

   . transfer shares of Common Stock of PP&L Resources registered in their names to their Plan accounts for safekeeping.

   In addition, employees of PP&L and other wholly-owned subsidiaries of PP&L Resources may invest in shares of Common Stock of PP&L Resources through automatic payroll deductions and through optional cash payments.

   The price for newly issued shares of Common Stock of PP&L Resources will be the average of the high and low sale prices of such Common Stock on the investment date. The price for shares of Common Stock of PP&L Resources purchased in the open market or from participants who wish to sell their shares will be determined by dividing the total cost of all shares purchased by the number of shares so purchased. See Questions #16 and #17 herein for additional information concerning the calculation of the price for shares purchased under the Plan.

   Shareowners who do not wish to participate in the Plan will receive dividends, as declared, in the usual manner. The dividend policy of PP&L Resources will depend upon future earnings, financial requirements and other factors.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 27, 1998.

                             AVAILABLE INFORMATION

   PP&L Resources and PP&L are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by PP&L Resources can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a worldwide web site (http:// www. sec.
gov) that contains reports, proxy and information statements and other information filed by PP&L Resources and PP&L. The Common Stock of PP&L Resources and certain series of Preferred Stock of PP&L are listed on the New York Stock Exchange and the Philadelphia Stock Exchange. Reports, proxy statements and other information concerning PP&L Resources and PP&L can be inspected and copied at the respective offices of those exchanges at 20 Broad Street, New York, New York 10005, and at 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PP&L Resources and PP&L can be inspected at the offices of PP&L, Two North Ninth Street, Allentown, Pennsylvania 18101.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents are incorporated herein by reference and made a part hereof:

   1. PP&L Resources's latest Annual Report on Form 10-K.
   2. The "Description of Registrant's Securities to be Registered," contained in Item 4 of the Registration Statement on Form 8-B of PP&L Resources relating to the Common Stock.

   All documents filed by PP&L Resources pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   COPIES OF THE INCORPORATED DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WILL BE FURNISHED UPON REQUEST WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED. WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO PP&L, INC., TWO NORTH NINTH STREET, ALLENTOWN, PA 18101, ATTENTION: INVESTOR SERVICES DEPARTMENT (800/345-3085). YOU MAY ALSO CONTACT THE INVESTOR SERVICES DEPARTMENT VIA E-MAIL AT INVSERV@PAPL.COM.


                                GENDER REFERENCE

   References herein to "he," "him," and "his" shall include the feminine forms of such terms.

                                  THE COMPANY

   PP&L Resources is a holding company with headquarters in Allentown, PA. Its subsidiaries include PP&L, which provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania and markets wholesale electricity throughout the eastern United States; PP&L Global, Inc., an international independent power company; PP&L Spectrum, Inc., which markets energy-related services and products; PP&L Capital Funding, Inc., which engages in financing for PP&L Resources and its subsidiaries; and H.T. Lyons, Inc., a heating, ventilating and air-conditioning firm which PP&L Resources acquired on January 22, 1998. Other subsidiaries may be formed by PP&L Resources to take advantage of new business opportunities. PP&L Resources' principal subsidiary, PP&L, was incorporated under the laws of the Commonwealth of Pennsylvania in 1920 and is an operating public utility providing electric service in central eastern Pennsylvania. PP&L serves approximately 1.2 million customers in a 10,000 square mile territory in 29 counties of central eastern Pennsylvania with a population of approximately 2.6 million persons. This service area has 129 communities with populations over 5,000, the largest cities of which are Allentown, Bethlehem, Harrisburg, Hazleton, Lancaster, Scranton, Wilkes-Barre and Williamsport. PP&L also offers electricity and other services to retail and wholesale customers throughout Pennsylvania and neighboring states.

   PP&L Resources' offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, and its telephone number is (610) 774-5151.

                            DESCRIPTION OF THE PLAN

   The following is a question and answer description of the Dividend Reinvestment Plan (the "Plan") of PP&L Resources.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

   The purpose of the Plan is to provide participants with a convenient way of investing cash dividends on shares of Common Stock of PP&L Resources and Preferred Stock of PP&L and cash payments in additional shares of Common Stock of PP&L Resources.

   Under the terms of their respective articles of incorporation, PP&L Resources is authorized to issue Preferred Stock in series from time to time and PP&L is authorized to issue Preference Stock in series from time to time in addition to its Preferred Stock. In the event that PP&L Resources issues Preferred Stock or PP&L issues Preference Stock in the future, the dividends paid on those shares may be reinvested pursuant to the Plan in additional shares of Common Stock of PP&L Resources. For convenience, throughout the balance of this Prospectus, the term "Preferred Stock" means the Preferred Stock of PP&L Resources and the Preferred and Preference Stock of PP&L, and the term "Common Stock" means the Common Stock of PP&L Resources.

   Specifically, participants in the Plan may (a) have cash dividends on their shares of Preferred Stock and Common Stock automatically reinvested or (b) continue to receive cash dividends on shares registered in their names and invest by making optional cash payments of up to $80,000 in a calendar year or
(c) invest both their cash dividends and such optional cash payments. In addition, employees of PP&L and other direct wholly-owned subsidiaries of PP&L Resources may invest in shares of Common Stock through automatic payroll deductions and through optional cash payments. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts. In addition, dividends with respect to such fractions, as well as full shares, will be credited to participants' accounts. Regular Statements of Account provide each participant with a record of each transaction.

   Shares purchased through the Plan will, at the option of PP&L Resources, be either newly issued shares of Common Stock, shares purchased in the open market or shares purchased from participants who wish to sell their shares. To the extent that shares of Common Stock purchased with reinvested dividends, optional cash payments or employee payroll deductions are purchased from PP&L Resources as newly issued shares, PP&L Resources will have available funds for its general corporate purposes.

   The Plan permits participants to avoid the problems of safekeeping of certificates for shares of Common Stock credited to their Plan accounts. In addition, participants may transfer to their Plan accounts for safekeeping shares of Common Stock registered in their names. See Question #23 for information concerning the certificate safekeeping features of the Plan.

   The Plan also provides a convenient method for participants to dispose of shares of Common Stock held in their accounts under the Plan. See Questions #27 and #28 for additional information concerning the disposition of shares credited to participants' accounts.

   There are currently no service charges to participants in connection with purchases under the Plan although such charges may exist in the future. Brokerage commissions incurred in connection with the purchase of shares of Common Stock in the open market will be paid by PP&L Resources. See Questions #16 and #17 for information concerning the possibility that interest costs incurred by PP&L will be included in the purchase price paid by participants if shares are acquired for the Plan in market purchases in advance of a dividend payment date or in advance of the receipt by PP&L of optional cash payments or payroll deductions.


ADMINISTRATION

2. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

   PP&L administers the Plan on behalf of PP&L Resources, keeps records, sends quarterly (or more frequent) Statements of Account to participants and performs other duties relating to the Plan. Purchases of shares of Common Stock in the open market will be made by a broker selected by PP&L. Shares of Common Stock purchased under the Plan will be registered in the name of PP&L, as agent for participants in the Plan, and allocated to participants' accounts.

   Questions concerning a participant's account under the Plan should be addressed to PP&L, Inc. Investor Services Department, Two North Ninth Street, Allentown, PA 18101. Participants can also call the Investor Services Department toll-free at 800/345-3085 if they have questions about their accounts or contact the Investor Services Department via E-mail at invserv@papl.com.


PARTICIPATION

3. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

   All holders of record of shares of Preferred Stock and Common Stock are eligible to participate in the Plan. To be eligible to participate in the Plan, beneficial owners whose only shares are registered in names other than their own (such as a trustee or broker or bank nominee) must first become holders of record by having their shares transferred into their names unless such trustee or broker or bank nominee participates in the Plan. See Question # 5 for information concerning participation in the Plan by nominee holders.

   All employees of PP&L and other wholly-owned subsidiaries of PP&L Resources are eligible to participate in the Plan through automatic payroll deductions and/or optional cash payments even though they do not have any shares registered in their names.


PARTICIPATION BY SHAREOWNERS

4. HOW DOES A SHAREOWNER PARTICIPATE?

   A shareowner who is not currently participating may join the Plan at any time by completing an Authorization Form and returning it to PP&L. If the Authorization Form returned by a shareowner entitled to a dividend is received by PP&L on or before the 10th day of the month prior to the payment date for a particular dividend, that dividend will be used to purchase additional shares of Common Stock for the shareowner. If the Authorization Form is received by PP&L after the 10th day of the month prior to the payment date for a particular dividend, then the reinvestment of dividends will not begin until the next dividend. For example, in order to invest the quarterly dividend payable on October 1, a shareowner's Authorization Form must be received by PP&L no later than September 10. If the Authorization Form is received after September 10, the dividend payable on October 1 will be paid in cash and the shareowner's participation in the Plan will begin with the dividend payable on January 1.

   Those shareowners who do not wish to participate in the Plan will receive dividends, as declared, in the usual manner.

   CURRENT PARTICIPANTS IN THE PLAN WHO WISH TO CONTINUE THEIR PARTICIPATION IN THE PLAN DO NOT NEED TO COMPLETE AND RETURN A NEW AUTHORIZATION FORM.

   Authorization Forms may be obtained by contacting:

               PP&L, Inc.
               Investor Services Department
               Two North Ninth Street
               Allentown, PA  18101

5. WHAT DOES THE SHAREOWNER AUTHORIZATION FORM PROVIDE?

   The shareowner Authorization Form allows each shareowner to decide the extent to which he wants to participate in the Plan. By checking the appropriate box on the Authorization Form, a shareowner may indicate whether he wants to (a) reinvest dividends paid on shares of Common Stock registered in his name or (b) reinvest dividends paid on shares of Preferred Stock registered in his name or
(c) reinvest dividends paid on both the shares of Common Stock and the shares of Preferred Stock registered in his name or (d) participate in the Plan by making optional cash payments only.

   A nominee holder (such as a trustee, broker or bank) who wishes to reinvest dividends on only a portion of the shares of Preferred Stock or Common Stock registered in its name may obtain additional information and an appropriate authorization card by writing to PP&L, Inc. Investor Services Department, Two North Ninth Street, Allentown, PA 18101, by calling the Investor Services Department toll-free at 800/345-3085 or by contacting the Investor Services Department via E-mail at invserv@papl.com.

6. WHEN WILL SHARES BE PURCHASED WITH REINVESTED DIVIDENDS?

   In the case of shares purchased in the open market or from participants who wish to sell their shares, cash dividends, which are payable on the first day of January, April, July and October, will be invested quarterly no later than the 10th day after the dividend payment date, subject to any applicable requirements of Federal securities laws affecting the timing and manner of purchases of Common Stock for the Plan.

   By completing the purchase of shares by the 10th day of the month in which a dividend is paid, PP&L will be able to inform participants on a timely basis of the relevant information concerning their investment in the Common Stock. In acquiring Common Stock for the Plan through market purchases, the number of shares that can be purchased in the market on a particular day may be limited by Federal securities law and market considerations. As a result, it may be necessary to purchase a portion of the shares needed to meet reinvested dividends in advance of a dividend payment date to be able to provide Statements of Account to participants on a timely basis. The exact timing of purchases made in advance of a dividend payment date as well as the number of shares so purchased will depend upon the amount of dividends expected to be reinvested as well as Federal securities law and market considerations.

   In the case of newly issued shares of Common Stock, the investment date for dividends will be the first day of January, April, July and October on which the New York Stock Exchange is open for trading.


OPTIONAL CASH PAYMENTS

7. WHO IS ELIGIBLE TO MAKE OPTIONAL CASH PAYMENTS?

   Participants who have submitted a signed Authorization Form, whether or not they have authorized the reinvestment of dividends or, in the case of employees, automatic payroll deductions, are eligible to make optional cash payments.

   If a shareowner participant chooses to participate by optional cash payments only, cash dividends will be paid on shares registered in the participant's name in the usual manner, and any optional cash payment received from the participant will be applied to the purchase of additional shares of Common Stock for the participant's account. If an employee participant chooses to participate by optional cash payments only, payroll deductions will not be made and any optional cash payment received from the participant will be applied to the purchase of additional shares of Common Stock for the participant's account. In either case, however, and subject to a participant's election to receive in cash a specified percentage of dividends on shares in the participant's Plan account as described in Question #18, dividends payable on shares of Common Stock credited to the account of the participant under the Plan will be automatically reinvested in additional shares of Common Stock.

   An initial optional cash payment may be made by a participant when enrolling by enclosing a check with the Authorization Form. CHECKS SHOULD BE MADE PAYABLE TO "PP&L, INC., AGENT" and returned along with the Authorization Form in the envelope provided. Thereafter, optional cash payments may be invested by the use of the cash payment form attached to each Statement of Account sent to participants.

8. WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PAYMENTS?

   The option to make cash payments is available to each participant at any time. Optional cash payments made by a participant cannot exceed a total of $80,000 in a calendar year. Optional cash payments must be received by PP&L by the 25th day of a month to be invested as of the first business day of the following month. The same amount of money need not be sent each month or quarter, and there is no obligation to make an optional cash payment each month or quarter.

9. WHEN WILL SHARES BE PURCHASED WITH OPTIONAL CASH PAYMENTS?

   Optional cash payments will be invested monthly.

   In the case of shares purchased in the open market or from participants who wish to sell their shares, such investment will be made no later than the 10th day of the month following the month in which such payments are received, or deemed to be received, by PP&L, subject to any applicable requirements of Federal securities laws affecting the timing and manner of purchases of Common Stock for the Plan.

   By completing the purchase of shares by the 10th day of the month following the month in which optional cash payments are received, PP&L will be able to inform participants on a timely basis of the relevant information concerning their investment in the Common Stock. In acquiring Common Stock for the Plan through market purchases, the number of shares that can be purchased in the market on a particular day may be limited by Federal securities law and market considerations. As a result, it may be necessary to purchase a portion of the shares needed to meet optional cash payments in advance of the time such cash payments are received by PP&L to be able to provide Statements of Account to participants on a timely basis. The exact timing of purchases made in advance of the receipt of optional cash payments as well as the number of shares so purchased will depend upon the amount of cash payments expected to be invested as well as Federal securities law and market considerations.

   In the case of newly issued shares of Common Stock, the investment date for optional cash payments will be the first day in each month on which the New York Stock Exchange is open for trading.

   Optional cash payments received after the 25th day of a month will be deemed to have been received in, and held by PP&L until, the next month. SINCE NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS, YOU ARE STRONGLY URGED TO MAKE YOUR OPTIONAL CASH PAYMENTS SHORTLY BEFORE THE 25TH DAY OF THE MONTH. HOWEVER, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE THAT YOUR OPTIONAL CASH PAYMENT WILL BE RECEIVED BY THE 25TH DAY OF THE MONTH. If the 25th day of the month is a Saturday, Sunday or holiday, the deadline for the receipt of optional cash payments will be the next business day after the 25th day of such month.

   Optional cash payments will be refunded if a written request for refund is received by PP&L on or before the last day of the month. If the last day of the month is a Saturday, Sunday or holiday, the deadline for the receipt of a refund request will be the last business day of such month.


OPENING NEW ACCOUNTS

10. CAN A SHAREOWNER OPEN A NEW ACCOUNT IN THE NAME OF ANOTHER PERSON?

   Yes. A shareowner may direct PP&L to open a new account in the name of any other person--for example, a family member. To open the account, the participant simply submits a New Account Form, with the name and signature of the participant and the name, address, social security number and signature of the person for whom the new account is being opened, along with a check for the initial optional cash payment. The initial optional cash payment to the new account is subject to the limitations described in Question #8 and will be invested in accordance with Question #9. At that time, the designated person will become a full participant in the Plan.


PARTICIPATION BY EMPLOYEES

11. HOW DOES AN EMPLOYEE PARTICIPATE?

   An employee may join the Plan at any time by completing an Authorization Form and returning it to PP&L.

12. WHAT DOES THE EMPLOYEE AUTHORIZATION FORM PROVIDE?

   The employee Authorization Form allows each employee to decide the extent to which he wants to participate in the Plan. By checking the appropriate box on the Authorization Form, an employee may indicate whether he wants to (a) invest in shares of Common Stock through automatic payroll deductions and/or (b) participate in the Plan by making optional cash payments only.

13. WHAT ABOUT PAYROLL DEDUCTIONS?

   Payroll deduction authorizations will be for an indefinite period of time. The employee will specify on the Authorization Form the amount to be withheld from his pay each month. The minimum monthly deduction is $2.00.

   Payroll deductions will be invested monthly in the same manner as optional cash payments. One-half of the deduction will be withheld from the employee's pay for the first pay period ended in each month and the remainder from the employee's pay for the second pay period ended in each month. In the event that there is a third pay period in any month, no deduction will be made for that pay period.

14. HOW DO I CHANGE MY PAYROLL DEDUCTION?

   The amount of payroll deduction can be revised, changed or terminated at any time by written notice to PP&L, Inc., Investor Services Department, Two North Ninth Street, Allentown, PA 18101 or by completing an Authorization Form and returning it to PP&L. Commencement, revision or termination of deductions will become effective as soon as practicable after an employee's request is received by PP&L.


PURCHASES

15. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

   The number of shares to be purchased for the participant's account depends on the amount of the participant's dividends, including dividends on shares credited to the participant's account under the Plan, the amount of any optional cash payments and the purchase price of the shares of Common Stock. In the case of an employee participant, the number of shares to be purchased also depends on the amount of the employee's payroll deduction. Each participant's account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price.

16. WHAT WILL BE THE PRICE OF SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

   Shares of Common Stock purchased for Plan participants may be newly issued shares of Common Stock. In addition, shares of Common Stock purchased for Plan participants may be acquired in the open market or from participants who wish to sell their shares.

   Purchases of shares in the open market will be made at then current market prices and may be made on any securities exchange where the Common Stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as the broker selected by PP&L Resources for such purpose may determine. Shares of Common Stock may also be purchased from Plan participants as described in Questions #27 and #28.

   The purchase price for shares acquired in the open market or from Plan participants who wish to sell their shares will be the average price of all shares purchased for the Plan (adjusted as described below). To the extent that shares of Common Stock are purchased in advance of a dividend payment date or in advance of the receipt by PP&L of optional cash payments or employee payroll deductions, PP&L will advance the funds for those purchases through its normal short-term borrowing facilities. In that event, the interest costs incurred by PP&L (offset by any dividends payable on unallocated shares purchased for the Plan prior to an ex-dividend date) will be allocated over the total number of shares purchased with such reinvested dividends, optional cash payments or employee payroll deductions and included in the price paid by participants.

   The purchase price for newly issued shares of Common Stock will be the average of the high and low sale prices of the Common Stock on the investment date as reported by The Wall Street Journal (as composite transactions). If no trading occurs in the Common Stock on the investment date, the purchase price will be the average of the last bid and asked prices on the New York Stock Exchange on that date.

17. WHAT PERCENTAGE OF THE PURCHASE PRICE MAY CONSTITUTE INTEREST COSTS RESULTING FROM ADVANCE PURCHASES OF SHARES?

   Based on an estimated short-term interest rate for PP&L of 6.25% and an estimated market price of $20 per share for the Common Stock, the interest cost included in the purchase price paid by participants for shares acquired in the open market or from participants who desire to sell their shares would be less than one cent per share for each day that such share is purchased in advance. It is currently expected that purchases would not be made more than 25 days in advance. If purchases were made 25 days in advance and based on the above assumptions, the interest cost that would be included in the purchase price paid by participants would be less than 1% of the purchase price.

   This example uses assumed numbers to put into perspective the interest costs that could be included in the purchase price paid by participants. The actual amount of interest included in the purchase price paid by participants will depend upon the then current price of the Common Stock, the interest rates incurred by PP&L for its short-term borrowings and the number of days that purchases are made in advance.

   The interest cost applicable to the purchase of shares under the Plan will be calculated by PP&L and included in the price for shares, as reported on each participant's Statement of Account. No separate payment will be required to be made by participants for any such interest costs.

   When newly issued shares of Common Stock are issued to meet Plan requirements, no purchases will be made in advance of an investment date. As a result, when newly issued shares of Common Stock are used to meet Plan requirements, no interest charges will be included in the purchase price paid by participants.

18. MAY I HAVE DIVIDENDS ON SHARES HELD IN THE PLAN SENT DIRECTLY TO ME?

   Yes. A participant may elect to receive cash dividends on all or any portion of shares of Common Stock held by PP&L for the account of a participant. Cash dividends will be paid by check on the regular payment date for dividends on the Common Stock on January 1, April 1, July 1 and October 1 of each year. As an alternative to the receipt of a dividend check, the participant may arrange to have such dividends directly deposited into a bank account selected by the participant. Information concerning the direct deposit of dividends may be obtained by contacting PP&L's Investor Services Department at the address, toll-free telephone number or E-mail address shown below.

   The election to receive a portion of a participant's Plan dividends in cash may be made by sending a written request to PP&L, Inc., Investor Services Department, Two North Ninth Street, Allentown, PA 18101, by calling the Investor Services Department toll-free at 800/345-3085 or by contacting the Investor Services Department via E-mail at invserv@papl.com. Such request should specify the portion of dividends paid on a participant's Plan shares--stated as a percentage of such dividends to be received in cash. A request to receive a specified dollar amount of dividends in cash or dividends with respect to a specific number of shares will not be accepted. Once made, an election will remain in effect until changed by the participant.

   In the absence of receipt of notice from a participant to receive cash dividends on all or any portion of the shares held in the participant's Plan account, all dividends credited to that account will be reinvested.

   Notice of such an election must be received by PP&L not later than the 10th day of the month preceding a dividend payment date to be effective for that dividend payment date. For example, in order to receive a portion of the January 1 dividend in cash, notice of the participant's election specifying the percentage of dividends to be received in cash must be received by PP&L by December 10. If notice of such election is received after December 10, the dividend payable on January 1 will be governed by any prior election made by the participant and the new election will take effect beginning with the dividend payable on April 1. In the case where the participant had not previously made such an election, all of the participant's January 1 dividends will be reinvested.

   This feature of the Plan also makes it possible for shareowners who have Common Stock certificates registered in their names to have those certificates transferred to the Plan for safekeeping and to continue to receive quarterly dividends by check or direct deposit. See Question #23. To do so, the shares represented by such certificates must be transferred to the participant's account in the Plan accompanied by a request to receive in cash a specified percentage of all dividends paid on the participant's Plan shares. Information and the forms necessary to enroll in the safekeeping features of the Plan may be obtained by contacting PP&L's Investor Services Department at the address, toll-free telephone number or E-mail address shown above.


REPORTS TO PARTICIPANTS

19. HOW WILL PARTICIPANTS BE ADVISED OF THEIR PURCHASE OF STOCK?

   As soon as practicable after each purchase, a participant will receive a Statement of Account. The Statements of Account are a participant's continuing record of the cost of his purchases and should be retained for tax purposes. In addition, each participant will receive copies of communications sent to every other shareowner, including the shareowner newsletter, quarterly financial review, annual report, notice of annual meeting and proxy statement and income tax information for reporting dividends paid.


DIVIDENDS

20. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNT UNDER THE PLAN?

   Yes. PP&L Resources and PP&L pay dividends, as declared, to the record holders of all shares of their stock. As the record holder for participants, PP&L, as agent, will receive dividends for all Plan shares held on the record date. Subject to a participant's election to receive in cash a specified percentage of dividends on shares in the participant's Plan account as described in Question # 18, PP&L will credit dividends to participants on the basis of full and fractional shares held in their accounts, and such dividends will be reinvested in additional shares of Common Stock.


CERTIFICATES FOR SHARES

21. WILL STOCK CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED?

   Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan, including shares transferred to a participant's account pursuant to the certificate safekeeping features of the Plan, will be shown on the participant's Statement of Account. This additional service protects against loss, theft or destruction of stock certificates.

   Certificates for any number of shares up to the number of full shares credited to an account under the Plan will be issued upon written request of a participant who wishes to remain in the Plan. The form on the participant's Statement of Account may be used for this purpose. The request should be mailed to PP&L, Inc., Investor Services Department, Two North Ninth Street, Allentown, PA 18101. Any remaining full shares and fractional shares will continue to be credited to the participant's account.

   Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in his name.

   Certificates for fractional shares will not be issued under any circumstances.

22. IN WHOSE NAME WILL ACCOUNTS BE MAINTAINED AND CERTIFICATES REGISTERED WHEN ISSUED?

   Accounts for shareowner participants will be maintained in the participants' names as shown on the shareowner records of PP&L Resources or PP&L at the time the participants join the Plan. Accounts for employee participants will be maintained in the name(s) indicated on the Authorization Form. When issued, certificates for full shares will be registered in the account name.

   Upon written request, certificates also can be registered and issued in names other than the account name subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request bears the signature of the participant and the signature is guaranteed by a financial institution which is a participant in a Medallion signature guarantee program.


TRANSFER OF SHARES TO THE PLAN FOR SAFEKEEPING

23. MAY A PARTICIPANT TRANSFER SHARES OF COMMON STOCK REGISTERED IN HIS NAME TO HIS PLAN ACCOUNT FOR SAFEKEEPING?

   Yes. Participants may elect to have shares of Common Stock registered in their names held by the Plan for safekeeping. To participate in the safekeeping features of the Plan, Common Stock certificates must be forwarded to, and registered in the name of, PP&L as agent for Plan participants. Shares represented by such certificates will be credited to the participant's account in the Plan. Subject to a participant's election to receive in cash a specified percentage of dividends on shares in the participant's Plan account as described in Question #18, dividends paid on all such shares of Common Stock must be reinvested.

   To take advantage of the certificate safekeeping features of the Plan, a participant must submit the certificates to PP&L, together with a completed Letter of Transmittal. The Letter of Transmittal, together with detailed instructions, will be provided to participants upon request. Such request may be made by writing to PP&L, Inc., Investor Services Department, Two North Ninth Street, Allentown, PA 18101, by calling the Investor Services Department toll-free at 800/345-3085 or by contacting the Investor Services Department via E-mail at invserv@papl.com.

   The method used to submit certificates for safekeeping is at the option and risk of the participant. If certificates are mailed, insured registered mail is suggested for the participant's protection. THE CERTIFICATES SHOULD NOT BE ENDORSED.

   Shares of Common Stock held by the Plan for safekeeping are protected against loss, theft and inadvertent destruction. Such shares may be withdrawn or sold at any time in accordance with the procedures described in Questions #27 and #28.

   The certificate safekeeping features apply only to Common Stock. Shares of Preferred Stock are not eligible for the safekeeping features of the Plan.


CHANGING METHOD OF PARTICIPATION AND WITHDRAWAL

24. HOW DOES A PARTICIPANT CHANGE HIS METHOD OF PARTICIPATION?

   A participant may change his method of participation at any time by completing an Authorization Form and returning it to PP&L or by submitting a written request to the address set forth in Question 4.

25. MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

   Yes. The Plan is entirely voluntary and a participant may withdraw at any time.

   If the request to withdraw is received by PP&L on or before the last day of the month, the amount of the dividend, any optional cash payment and, in the case of employee participants, payroll deductions which would otherwise have been invested will be paid as soon as practicable to the withdrawing participant. Thereafter, all dividends will be paid in cash and no payroll deductions will be made. A shareowner or employee may elect to re-enroll in the Plan at any time.

26. HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

   In order to withdraw from the Plan, a participant must notify PP&L in writing that he wishes to withdraw. Written notice should be addressed to PP&L, Inc., Investor Services Department, Two North Ninth Street, Allentown, PA 18101. Written notice may also be provided by completing the form on the Statement of Account and returning that form to PP&L.

27. WHAT OPTIONS ARE AVAILABLE TO A PARTICIPANT WHO WITHDRAWS FROM THE PLAN?

   Upon withdrawing from the Plan, a participant may elect to:

   (a) receive a certificate for all of the full shares credited to his account in the Plan and a check for any fractional share; or
   (b) request that all of the full and any fractional shares credited to his account in the Plan be sold; or
   (c) receive a certificate for any portion of the full shares credited to his account and sell any shares (both full and fractional) remaining in his account in the Plan after the certificate is issued.

   The withdrawing participant must notify PP&L in writing of his election. The form on the participant's Statement of Account may be used for this purpose.

   If a participant elects to receive a certificate for all of the full shares credited to his account in the Plan, the check for any fractional share will be based on the sale price of the fractional share.

   If a withdrawing participant requests that his full and fractional shares be sold, unless such shares are needed to meet Plan requirements, PP&L will place a sale order for such shares for the participant's account through a fiduciary institution selected by PP&L. The participant will receive the proceeds of the sale less any brokerage commission and any applicable transfer tax.

   From time to time, shares being sold by withdrawing participants may be needed to meet Plan requirements. In that event, the withdrawing participant's full and fractional shares will be purchased by the Plan. The price paid to the withdrawing participant will be equal to the average of the high and low sale prices of the Common Stock on the day the participant's request is received by PP&L's Investor Services Department, as reported by The Wall Street Journal (as composite transactions). If a participant's request is received on a day for which The Wall Street Journal does not publish the high and low sale prices of the Common Stock, the price for shares purchased by the Plan will be the average of the high and low sale prices for the day next reported by The Wall Street Journal (as composite transactions). The participant will receive the proceeds of the sale less any applicable transfer tax. There will be no brokerage commissions charged in connection with such sales. At such times as PP&L Resources elects to meet Plan requirements with newly issued shares of Common Stock, a participant's full or fractional shares will not be purchased for the Plan. In those circumstances, sales of a withdrawing participant's shares will be handled only in the manner described in the preceding paragraph.

28. MAY A PARTICIPANT REQUEST THAT SHARES HELD IN HIS PLAN ACCOUNT BE SOLD WITHOUT WITHDRAWING FROM THE PLAN?

   Yes. A participant may, if he desires, request in writing that all or any part of the full (but not fractional) shares credited to his account in the Plan be sold without such participant having to withdraw from the Plan. The form on the participant's Statement of Account may be used for this purpose.

   If a participant requests that his full shares be sold, unless such shares are needed to meet Plan requirements, PP&L will place a sale order for such shares for the participant's account through a fiduciary institution selected by PP&L. The participant will receive the proceeds of the sale less any brokerage commission and any applicable transfer tax.

   From time to time, shares being sold by participants may be needed to meet Plan requirements. In that event, the participant's full shares will be purchased by the Plan. The price paid to the selling participant will be equal to the average of the high and low sale prices of the Common Stock on the day the participant's request is received by PP&L's Investor Services Department, as reported by The Wall Street Journal (as composite transactions). If a participant's request is received on a day for which The Wall Street Journal does not publish the high and low sale prices of the Common Stock, the price for shares purchased by the Plan will be the average of the high and low sale prices for the day next reported by The Wall Street Journal (as composite transactions). The participant will receive the proceeds of the sale less any applicable transfer tax. There will be no brokerage commissions charged in connection with such sales. At such times as PP&L Resources elects to meet Plan requirements with newly issued shares of Common Stock, a participant's full shares will not be purchased for the Plan. In those circumstances, sales of a participant's shares will be handled only in the manner described in the preceding paragraph.

   Dividends paid on any full or fractional shares remaining in the participant's account will continue to be reinvested in accordance with the terms of the Plan.

29. MAY A PARTICIPANT TERMINATE HIS PARTICIPATION THROUGH PAYROLL DEDUCTION OR DIVIDEND REINVESTMENTS AND STILL REMAIN IN THE PLAN?

   Yes. A participant who terminates payroll deductions or the reinvestment of dividends paid on shares registered in his name may leave his shares in the Plan. Subject to a participant's election to receive in cash a specified percentage of dividends on shares in the participant's Plan account as described in Question #18, dividends paid on shares left in the Plan will continue to be automatically reinvested for his account. The participant may also continue to make optional cash payments.


OTHER INFORMATION

30. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES EVIDENCED BY CERTIFICATES REGISTERED IN HIS NAME?

   If a participant disposes of all shares registered in his name in certificate form, dividends on the shares held for the participant's account under the Plan will continue to be reinvested unless otherwise instructed by the participant.

31. WHAT HAPPENS IF PP&L RESOURCES ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPILT?

   Any stock dividend or split shares distributed by PP&L Resources on shares credited to the account of a participant under the Plan will be credited to the participant's account. Stock dividends or split shares distributed on shares held directly by participants will be mailed to such participants in the same manner as to shareowners who are not participating in the Plan.

32. HOW WILL A PARTICIPANT'S SHARES HELD UNDER THE PLAN BE VOTED AT MEETINGS OF SHAREOWNERS?

   If shares registered in the name of a participant in the Plan are voted by him on any matter submitted to a meeting of shareowners, PP&L will vote any shares held in the participant's account under the Plan in accordance with the participant's proxy or instructions for the shares registered in his name. If no shares are registered in a participant's name, shares credited to the account of a participant under the Plan will be voted in accordance with instructions of the participant given on an instruction form which will be furnished to the participant. If the participant desires to vote in person at the meeting, a proxy for shares credited to his account under the Plan may be obtained upon written request received by PP&L at least 15 days before the meeting.

   If no instructions are received on a returned proxy card or instruction form, properly signed, with respect to any item thereon, all of a participant's shares--those registered in his name, if any, and shares credited to his account under the Plan-- will be voted in the same manner as for non-participating shareowners who return proxies and do not provide instructions

-- i.e, in accordance with the recommendations of the Board of Directors of PP&L Resources. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

33. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

   In the case of shares acquired for a participating shareholder in open market transactions with reinvested dividends, for Federal income tax purposes the participating shareholder will be treated as having received a cash dividend in the amount of cash used to purchase shares on his behalf in the open market (including any interest costs associated with advance purchases and any brokerage commissions attributable to such shares). The Internal Revenue Service has published a ruling of general application to the effect that a participant's share of brokerage commissions applicable to shares purchased in the open market (which will be paid by PP&L Resources) is taxable as dividend income to that participant. That amount will be reported to the participant annually on Form 1099. A participating shareholder who acquires shares of Common Stock from the Company with reinvested dividends under the Plan will be treated for Federal income tax purposes as having received a dividend in the amount of the fair market value of the shares of Common Stock received.

   A participant's tax basis for shares purchased pursuant to the Plan with reinvested dividends will be the amount included in income by the participant with reference to such shares. A participant's tax basis for shares purchased pursuant to the Plan with optional cash payments or employee payroll deductions will be the price paid for such shares (including any interest costs associated with advance purchases), increased by the amount of any brokerage commissions attributable to the purchase of such shares. Because interest costs associated with advance purchases are included in the participant's tax basis, such interest costs are not deductible by the participant for Federal income tax purposes. The shares will have a holding period beginning on the day after the shares are allocated to the participant's account. The participant's statement of account will show the tax basis for the current transaction and the date the shares were allocated to the participant's account.

   A participant will not recognize any taxable income when he receives certificates for full shares credited to his account either upon his request that such certificates be issued or upon withdrawal from the Plan or the termination of the Plan by PP&L Resources. However, a participant must recognize gain or loss when full shares credited to his account under the Plan are sold either at the request of the participant or by the participant himself after certificates for such shares have been registered in his name. A participant must also recognize gain or loss when such participant receives a cash payment for any fractional share credited to such participant's account upon such participant's withdrawal from the Plan or upon the termination of the Plan by PP&L Resources. The amount of gain or loss is the difference between the amount which the participant receives for the shares (or fractional share) and the tax cost basis thereof.

   In the case of those foreign shareowners whose dividends are subject to United States federal income tax withholding or in the case of domestic shareowners whose dividends are subject to the 31% backup withholding tax, the amount applied to the purchase of shares will be equal to the amount of dividends to be reinvested less the amount of any tax required to be withheld. The regular Statement of Account confirming purchases will indicate the amount of any tax withheld.

34. MAY THE PLAN BE CHANGED OR DISCONTINUED?

   PP&L Resources reserves the right to make modifications to the Plan. It also reserves the right to suspend or terminate the Plan at any time. Any such modification, suspension or termination will be announced to both participating and nonparticipating shareowners. If the Plan should be terminated by PP&L Resources, any shares of Common Stock purchased under the Plan which have not been allocated to participants' accounts at the termination date will be sold in the open market subject to any applicable requirements of law or marketing considerations affecting the timing and manner of sale of such Common Stock.

35. WHAT ARE THE RESPONSIBILITIES OF PP&L RESOURCES AND PP&L UNDER THE PLAN?

   In administering the Plan, PP&L Resources and PP&L will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon that participant's death or with respect to the prices or times at which shares are purchased or sold for participants or the sources from which such shares are purchased or sold; provided, however, that the foregoing will not limit any liability of either PP&L Resources or PP&L under the Federal securities laws.

   Participants should recognize that neither PP&L Resources nor PP&L can assure them of a profit or protect them against a loss on the shares purchased under the Plan.

36. WHO INTERPRETS AND REGULATES THE PLAN?

   PP&L Resources and PP&L reserve the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

                             ---------------------

   CERTAIN TAX MATTERS. In the opinion of Michael A. McGrail, Esq., Senior Counsel of PP&L, the Common Stock is exempt from existing personal property taxes in Pennsylvania.

   LISTING. The Common Stock will be listed on the New York and Philadelphia Stock Exchanges.

   TRANSFER AGENTS AND REGISTRARS. The Transfer Agents and Registrars for the Common Stock are PP&L and Norwest Bank Minnesota, N.A., South St. Paul, MN.


                                    EXPERTS

   The consolidated financial statements of PP&L Resources incorporated in this Prospectus by reference to PP&L Resources' 1997 Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   Statements made herein and in the documents incorporated by reference in this Prospectus as to matters of law and legal conclusions have been reviewed by Michael A. McGrail, Esq., Senior Counsel of PP&L, and have been made in reliance on his authority as an expert. Mr. McGrail is a full-time employee of PP&L.

                             ---------------------

   No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by PP&L Resources. This Prospectus is not an offer to sell or a solicitation of an offer to buy in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of PP&L Resources since the date hereof.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee   $ 43,863
Printing and engraving...............................   55,000
Legal fees...........................................    8,500
Accounting fees......................................    3,300
Postage..............................................   40,000
Miscellaneous........................................    3,337
                                                       -------
   Total............................................. $154,000
                                                       =======
____________

        All of the above except the Securities and Exchange Commission registration fee are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 7.01 of the By-laws of the registrant reads as follows:

   "Section 7.01.  Indemnification of Directors and Officers.

     (a) RIGHT TO INDEMNIFICATION. Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as "action"). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, "expense" shall include fees and expenses of counsel selected by such persons; and "liability" shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

     (b) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

     (c) INSURANCE AND FUNDING. The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

     (d) NON-EXCLUSIVITY; NATURE AND EXTENT OF RIGHTS. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, by-law or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal."

   Directors and officers of the registrant may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

   The registrant presently has insurance policies which, among other things, include liability insurance coverage for officers and directors under which officers and directors are covered against any "loss" by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. "Loss" is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.


ITEM 16.  EXHIBITS.

   Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933.


ITEM 17.  UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

   provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the By-laws of the registrant and the provisions of Pennsylvania law described under Item 15 above, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT CONTINUES TO MEET ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ALLENTOWN, AND COMMONWEALTH OF PENNSYLVANIA, ON THE 27TH DAY OF MARCH, 1998.

                                      PP&L RESOURCES, INC


                                      By:   /s/ William F. Hecht
                                         ---------------------------------------
                                         William F. Hecht, Chairman, President
                                           and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 27TH DAY OF MARCH, 1998.


                      SIGNATURE                                   TITLE

                /s/ William F. Hecht                       Principal Executive
-----------------------------------------------------      Officer and Director
        William F. Hecht, Chairman, President
             and Chief Executive Officer

                 /s/ John R. Biggar                    Principal Financial Officer
-----------------------------------------------------
  John R. Biggar, Senior Vice President--Financial

                   /s/ J.J. McCabe                     Principal Accounting Officer
-----------------------------------------------------
     J.J. McCabe, Vice President and Controller


FREDERICK M. BERNTHAL, E. ALLEN DEAVER, NANCY K.                Directors
DICCIANI, WILLIAM J. FLOOD, ELMER D. GATES, STUART
HEYDT, RUTH LEVENTHAL, MARILYN WARE LEWIS, FRANK
A. LONG AND NORMAN ROBERTSON

By            /s/ William F. Hecht
   -----------------------------------------------
             William F. Hecht, Attorney-in-fact

                              PP&L RESOURCES, INC.

                                 EXHIBIT INDEX

   The following Exhibits indicated by an asterisk preceding the Exhibit number are filed herewith. The balance of the Exhibits have heretofore been filed with the Commission and pursuant to Rule 411 are incorporated herein by reference.

  3(i)    --Copy of Articles of Incorporation (Exhibit B to Proxy Statement of Pennsylvania Power & Light
            Company and Prospectus of PP&L Resources, Inc. dated March 9, 1995)

  3(ii)   --Copy of By-laws (Exhibit 3.2 to Registration Statement No. 33-57949)

 *5(a)    --Opinion of Michael A. McGrail, Esq. with respect to legality of securities being registered hereunder

 *5(b)    --Opinion of Simpson Thacher & Bartlett with respect to legality of securities being registered hereunder

   8      --Opinion of Michael A. McGrail, Esq. with respect to the exemption of Common Stock of the
            Company from the Pennsylvania personal property tax (Reference is made to Exhibit 5(a) filed herewith)

 *23(a)   --Consent of Price Waterhouse LLP

 23(b)    --Consent of Michael A. McGrail, Esq. (Reference is made to Exhibit 5(a) filed herewith)

 23(c)    --Consent of Simpson Thacher & Bartlett (Reference is made to Exhibit 5(b) filed herewith)

  *24     --Power of Attorney